EXHIBIT 99.1
PHILLIPS-VAN HEUSEN CORPORATION
200 MADISON AVENUE
NEW YORK, N.Y. 10016
FOR IMMEDIATE RELEASE:
April 20, 2010
Contact:	Michael Shaffer Executive Vice President and Chief Financial Officer (212) 381-3523 www.pvh.com
PHILLIPS-VAN HEUSEN CORPORATION RAISES GUIDANCE
FOR FIRST QUARTER AND FULL YEAR 2010
New York, New York — Phillips-Van Heusen Corporation [NYSE: PVH] today announced it was updating its previous guidance by increasing its estimates for earnings per share and revenue for the first quarter and full year 2010.
Non-GAAP Amounts:
The discussions in this release that refer to non-GAAP amounts exclude the items which are described in this release under the heading “Non-GAAP Exclusions.” Reconciliations of GAAP to non-GAAP amounts are presented later in this release.
Tommy Hilfiger Acquisition
The Company announced on March 15, 2010 that it had entered into a definitive agreement, subject to certain customary conditions, to purchase Tommy Hilfiger B.V. and certain affiliated companies. The following provides guidance for the Company’s first quarter and full year 2010 assuming the transaction is not consummated and that the Company continues on a standalone basis. The Company will incur certain one-time transaction expenses principally during the first quarter of 2010 related to the proposed Tommy Hilfiger acquisition whether or not it is consummated, which are included in the Company’s GAAP guidance, but excluded from the Company’s non-GAAP guidance.

First Quarter Guidance
For the first quarter of 2010, the Company now estimates non-GAAP earnings per share will be $0.80 versus its prior guidance of $0.73 to $0.75. This compares to non-GAAP earnings per share in the prior year’s first quarter of $0.53. GAAP earnings per share is estimated to be $0.11 in the first quarter of 2010, as compared to $0.48 in the prior year’s first quarter. First quarter revenue is currently expected to be approximately $605 million to $610 million in 2010, an increase of 9% from the prior year’s first quarter. The Company’s updated guidance reflects stronger than expected performance across all of its operating divisions in the first two and a half months of 2010. The Company is currently projecting Calvin Klein royalty revenue to increase approximately 8% in the first quarter of 2010 as compared to the prior year. The Company is currently projecting revenue for the Company’s combined wholesale and retail businesses to increase approximately 10% in the first quarter of 2010 as compared to the prior year, with comparable store sales for the Company’s retail businesses projected to grow approximately 11%. The Company previously projected that comparable store sales for the Company’s retail businesses would grow approximately 6% to 7%.
Full Year Guidance
Non-GAAP earnings per share in 2010 is currently projected to be in the range of $3.25 to $3.33 versus the Company’s prior guidance of $3.20 to $3.28. The updated earnings per share guidance represents an increase of 15% to 18% over 2009 on a non-GAAP basis. On a GAAP basis, earnings per share is currently expected to be in the range of $2.56 to $2.64, or a decrease of 14% to 17% compared to the prior year.
Revenue in 2010 is projected to be $2.49 billion to $2.51 billion, or an increase of 4% to 5% versus 2009. For the full year, the Company is currently projecting that Calvin Klein royalty revenue will increase 6% to 7%. Combined revenue for the Company’s wholesale and retail businesses is currently planned to grow between 4% and 5%. Comparable store sales for the Company’s retail businesses are currently projected to grow approximately 4% to 5%. The Company previously projected that comparable store sales for the Company’s retail businesses would grow approximately 2% to 3%.
Impact of the Proposed Tommy Hilfiger Acquisition
It is currently anticipated that the Company’s acquisition of Tommy Hilfiger will close early in the second quarter of 2010. The Company currently expects the Tommy Hilfiger transaction to be immediately accretive to earnings per share before one-time cash integration costs and transaction expenses. The Company currently estimates earnings accretion of $0.20 to $0.25 per share in its 2010 fiscal year, which excludes one-time cash integration costs and transaction expenses. The Company currently estimates earnings accretion of $0.75 to $1.00 per share in its 2011 fiscal year.
Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:
•	Pre-tax costs of $25.9 million incurred in 2009 (of which $4.7 million was incurred in the first quarter) in connection with the Company’s restructuring initiatives announced in the fourth quarter of 2008, including the shutdown of the Company’s domestic production of machine-made neckwear, a realignment of the Company’s global sourcing organization, reductions in warehousing capacity, lease termination fees for the majority of the Company’s Calvin Klein specialty retail stores and other initiatives to reduce corporate and administrative expenses.

•	Estimated pre-tax costs of $60.0 million related to the proposed acquisition of Tommy Hilfiger that will be incurred principally in the first quarter of 2010 regardless of whether the acquisition is consummated.

•	The tax benefit of the above pre-tax costs, and a net tax benefit of $29.6 million that was recorded primarily in the third quarter of 2009, related principally to the lapse of the statute of limitations with respect to certain previously unrecognized tax positions. Taxes are estimated on the Company’s restructuring and other costs at the Company’s normalized tax rate before discrete items.
Please see reconciliations of GAAP to non-GAAP amounts later in this release.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release, including, without limitation, statements relating to the Company’s future revenue and earnings, plans, strategies, objectives, expectations and intentions, including, without limitation, statements relating to the Company’s proposed acquisition of Tommy Hilfiger B.V. and certain affiliated companies (collectively, “Tommy Hilfiger”), are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company’s proposed acquisition of Tommy Hilfiger is subject to conditions, which may not be satisfied, in which event the transaction may not close; (iii) in connection with the proposed acquisition of Tommy Hilfiger, the Company intends to borrow significant amounts, may be considered to be highly leveraged, and will have to use a significant portion of its cash flows to service such indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iv) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors and other factors; (v) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth and inventory, including the Company’s ability to continue to develop and grow the Calvin Klein businesses in terms of revenue and profitability, and its ability to realize benefits from Tommy Hilfiger, if the acquisition is consummated; (vi) the Company’s operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit the Company’s ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials, the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced), and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (vii) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers limit or cease shopping in order to avoid exposure or become ill; (viii) acquisitions and issues arising with acquisitions and proposed transactions, including without limitation, the ability to integrate an acquired entity, such as Tommy Hilfiger, into the Company with no substantial adverse affect on the acquired entity’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance; (ix) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands and (x) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.
This press release includes certain non-GAAP financial measures, as defined under SEC rules. Reconciliations of these measures are included in the financial information later in this release, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this release, which is available on the Company’s website at www.pvh.com and on the SEC’s website at www.sec.gov.
The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PHILLIPS-VAN HEUSEN CORPORATION
Reconciliations of GAAP to Non-GAAP Amounts
The Company believes presenting its 2009 results excluding (x) the costs incurred in connection with its restructuring initiatives announced in the fourth quarter of 2008 and the net tax benefit related principally to the lapse of the statute of limitations with respect to certain previously unrecognized tax positions; and (y) its 2010 estimated results excluding the estimated one-time costs related to the proposed acquisition of Tommy Hilfiger that will be incurred regardless of whether the acquisition is consummated, both of which are on a non-GAAP basis, provides useful additional information to investors. The Company believes that the exclusion of such amounts facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company has provided the reconciliations set forth below to present its earnings per share on a GAAP basis and excluding these amounts. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s earnings per share amounts excluding the costs associated with its restructuring initiatives are also the basis for certain incentive compensation calculations. Taxes are estimated on the Company’s taxable restructuring and other costs at the Company’s normalized tax rate before discrete items.

	2009	2010
First Quarter Earnings Per Share	(Actual)	(Estimated)
GAAP earnings per share	$0.48	$0.11
Estimated per share impact of costs related to the proposed acquisition of Tommy Hilfiger that will be incurred regardless of whether the acquisition is consummated (pre-tax costs of $60.0 million, or $37.2 million after taxes of $22.8 million)		$0.69
Per share impact of restructuring initiatives (pre-tax charges of $4.7 million, or $2.9 million after taxes of $1.8 million)	$0.05
Earnings per share excluding the impact of above items	$0.53	$0.80

	2009	2010	%
Full Year Earnings Per Share	(Actual)	(Estimated)	Change
GAAP earnings per share	$3.08	$2.56 - $2.64	(17)% - (14)%
Estimated per share impact of costs related to the proposed acquisition of Tommy Hilfiger that will be incurred regardless of whether the acquisition is consummated (pre-tax costs of $60.0 million, or $37.2 million after taxes of $22.8 million)		$0.69
Per share impact of (i) restructuring initiatives (pre-tax charges of $25.9 million, or $16.1 million after taxes of $9.8 million); and (ii) the net tax benefit of $29.6 million related principally to the lapse of the statute of limitations with respect to certain previously unrecognized tax positions (total net income of $13.5 million after-tax)	$(0.25)
Earnings per share excluding the impact of above items	$2.83	$3.25 - $3.33	15% - 18%